Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-116546) pertaining to the 1998 Stock Option/Stock Issuance Plan, 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan and Registration Statements on Form S-3 (Nos. 333-127634, 333-127842, 333-130354, 333-138047 and 333-140432) of NuVasive, Inc. and in the related prospectuses of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of NuVasive, Inc., NuVasive, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NuVasive, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
San Diego, California
March 12, 2007